Exhibit 99.1

Sensus Healthcare Reports Third Quarter 2020 Financial Results

Conference call begins at 4:30 p.m. Eastern time today

BOCA RATON, Fla. (November 5, 2020) – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for oncological and non-oncological conditions, announces financial results for the three and nine months ended September 30, 2020.

Highlights from the third quarter of 2020 and recent weeks include (all comparisons are with the third quarter of 2019, unless otherwise indicated):

●	Appointed Megan Cornish, with deep experience navigating Capitol Hill, to the Board of Directors effective January 1, 2021
●	Significantly expanded the Company’s market opportunity with the acquisition of two mobile laser companies operating throughout the State of Florida
●	Sold two SRT-100™ systems to China following the appointment of Benson Suen as Vice President of International Sales
●	Revenues were $1.6 million, compared with $5.8 million and up sequentially from $1.2 million in the second quarter of 2020
●	Net loss was $(1.7) million, or $(0.10) per share, compared with net loss of $(0.7) million, or $(0.04) per share
●	Announced publication in the Journal of Clinical and Aesthetic Dermatology of a retrospective study showing keloidectomy followed by superficial radiation therapy (SRT) had an approximate 10% recurrence rate, compared with an expected recurrence rate of more than 80% following surgical excision alone
●	Maintained customer support during the COVID-19 pandemic via frequent direct outreach and a series of online programs highlighting the benefits of SRT to treat non-melanoma skin cancer
●	Began generating recurring revenues via the Sentinel™ IT Solutions package
●	Cash, cash equivalents and investments were $16.1 million as of September 30, 2020, compared with $15.5 million as of December 31, 2019 due to expense reductions and cash provided from operating activities

Management Commentary

“Our revenues improved sequentially during the third quarter, although our business continues to be significantly impacted by the COVID-19 pandemic,” said Joe Sardano, chairman and chief executive officer of Sensus Healthcare. “While our physician customers are focused on rebuilding patient traffic, we have used the past months wisely to lay the foundation for what we believe will be a profitable 2021. We continued to maintain strong customer ties via consistent outreach and sponsorship of helpful Zoom meetings with topics of interest to our customers. We continued to affirm SRT as an attractive alternative to Mohs surgery, as physicians are reluctant to incur the risks of infection and adverse events during this time. Our communications also included the recent American Society of Radiation Oncology’s recommendation of SRT as the first-line alternative to surgery when treating patients with non-melanoma skin cancer. In addition, a retrospective study was published in October in the Journal of Clinical and Aesthetic Dermatology showing keloidectomy followed by SRT had an approximate 10% recurrence rate, compared with an expected recurrence rate of more than 80% following surgical excision alone. We believe that SRT will become a standard of care for keloid treatment as awareness grows.

“With respect to reimbursement for SRT, we continue to work with the Centers for Medicare & Medicaid Services in order to revalue our main SRT billing code upward by January 2, 2021. While we do expect an increase in reimbursement, we have been actively engaged in providing information to the Relative Value Scale Update Committee. Final reimbursement levels will be determined in December. We believe given the efficacy and patient-friendly attributes of SRT for the treatment of non-melanoma skin cancer, reimbursement levels will be commensurate with the value of the treatment. We are also looking forward to benefitting from our new director Megan Cornish’s advice as we work with U.S. government entities.

“Our Sentinel IT Solutions software provides asset management and HIPAA-compliant patient data and storage capability, and we are particularly pleased Sentinel IT has started to generate high-margin recurring revenue. Although early in its lifecycle, Sentinel holds significant promise as an integrated feature of the SRT-100 Vision and the new lasers we anticipate launching early next year. In the meantime, we also generated modest revenue from our new mobile laser business during the six weeks since their acquisitions. We plan new laser rental programs for 2021, including a monthly rental program, which are expected to grow this business into a meaningful contributor.

“While the U.S. has been struggling to reopen safely in the midst of COVID-19, we note that China’s economy has largely returned to pre-pandemic levels. We are making solid headway in China, helped by our newly-hired Vice President of International Sales, Benson Suen, and sold two SRT-100 systems there during the third quarter. We believe we will sell two more systems to public hospitals in China during the fourth quarter. We are optimistic about our prospects elsewhere in Asia, and are working to complete regulatory filing in India, while finalizing distribution in Taiwan and elsewhere in Southeast Asia,” Mr. Sardano continued.

“Research by the three luminary hospitals engaged to provide data to support our marketing efforts for the Sculptura™ System had come to a standstill during the pandemic, but is now poised to resume in the fourth quarter. We also are speaking with at least 10 more hospitals that have shown interest in Sculptura’s capabilities and its unique Anisotropic Radiation Therapy with Beam Sculpting™ and Robotic Respiratory Tracking. While breast cancer appears to be the main focus of these cancer centers, we expect Sculptura ultimately to be used for up to 17 different oncology indications. We are hopeful sales will begin again in 2021.

“Lastly, we have judiciously controlled our expenses and this careful attention, along with non-dilutive capital, resulted in an increase in cash and equivalents to $16.1 million as of September 30, from $15.5 million as of December 31, 2019. We believe our capital structure is healthy and will support the resumption of growth we expect in the fourth quarter and throughout the coming year,” Mr. Sardano concluded.

Third Quarter Financial Results

Revenues for the third quarter of 2020 were $1.6 million, compared with $5.8 million for the third quarter of 2019. Revenues were adversely impacted by lower unit sales throughout the quarter due to the COVID-19 pandemic.

Gross profit for the third quarter of 2020 was $0.7 million, or 41.5% of revenues, compared with $3.8 million, or 65.8% of revenues, for the third quarter of 2019. The overall decrease in gross profit was mostly due to the decrease in units sold as a result of the COVID-19 outbreak while still incurring fixed costs, depreciation, and amortization expenses.

Selling and marketing expense for the third quarter of 2020 was $1.0 million, compared with $2.1 million for the third quarter of 2019. The decrease was primarily attributable to cancellations of in-person trade shows due to COVID-19, a decrease in commission expense due to lower sales and reduced spending on marketing activities.

General and administrative expense for the third quarter of 2020 was $1.0 million, relatively unchanged from the third quarter 2019.

Research and development expense for the third quarter of 2020 was $0.9 million, compared with $1.6 million for the third quarter of 2019. The decrease was primarily due to a reduction in expenses related to development of the Sculptura system.

Other income was $0.6 million for the third quarter of 2020, compared with $0.1 million for the third quarter of 2019. The net increase was primarily attributable to a bargain purchase gain recorded as a result of the two acquisitions, offset by interest expense in connection with the Company’s loan under the Small Business Administration Paycheck Protection Program.

Net loss for the third quarter of 2020 was $(1.7) million, or $(0.10) per share, compared with net loss of $(0.7) million, or $(0.04) per share, for the third quarter of 2019.

Adjusted EBITDA for the third quarter of 2020 was $(1.5) million, compared with $(0.5) million for the third quarter of 2019. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the specific reasons these non-GAAP financial measures are provided.

Cash, cash equivalents and investments were $16.1 million as of September 30, 2020, compared with $15.5 million as of December 31, 2019. At quarter-end the Company had no long-term debt and no outstanding borrowings on its revolving line of credit.

Nine Month Financial Results

Revenues for the nine months of 2020 were $4.5 million, compared with $18.8 million for the nine months of 2019. The decline was due to lower unit sales related to the COVID-19 pandemic.

Gross profit for the nine months of 2020 was $2.0 million, or 45.1% of revenue, compared with $12.1 million, or 64.5% of revenue, for the nine months of 2019.

Selling and marketing expense was $4.0 million for the nine months of 2020, compared with $6.6 million for the nine months of 2019.

General and administrative expense was $3.2 million year-to-date, compared with $2.9 million for the prior-year period.

Research and development expense for the nine months of 2020 was $3.3 million, compared with $5.5 million for the nine months of 2019.

Other income was $0.6 million for the nine months ended September 30, 2020 compared to $0.2 million for the nine months ended September 30, 2019. The net increase was primarily attributable to a bargain purchase gain of recorded as a result of the two acquisitions, offset by interest expense in connection with the Company’s loan under the Small Business Administration Paycheck Protection Program.

The net loss for the nine months of 2020 was $7.9 million, or ($0.48) per share, compared with a net loss of $(2.7) million, or $(0.17) per share, for the nine months of 2019.

Adjusted EBITDA for the nine months ended September 30, 2020 was $(7.1) million compared with $(2.1) million for the nine months ended September 30, 2019.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). Sensus Healthcare management uses Adjusted EBITDA, a non-GAAP financial measure, in its analysis of performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of Adjusted EBITDA, which excludes the impact of interest, income taxes, depreciation, amortization and stock-compensation expense, provides useful supplemental information that is essential to a proper understanding of the financial results of Sensus Healthcare. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

SENSUS HEALTHCARE, INC.

GAAP TO NON-GAAP RECONCILIATION

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019

Net Loss, as reported	$(1,692,253)	$(730,394)	$(7,853,941)	$(2,739,104)
Add:
Depreciation and amortization	183,638	133,964	483,789	415,126
Stock-compensation expense	37,148	158,145	323,920	470,825
Interest, net	860	(74,736)	(49,281)	(213,578)
Adjusted EBITDA, non-GAAP	$(1,470,607)	$(513,021)	$(7,095,513)	$(2,066,731)

Conference Call and Webcast

The Company will host an investment community conference call today beginning at 4:30 p.m. Eastern time, during which management will discuss financial results for the 2020 third quarter, provide a business update and answer questions. To access the conference call, the dial-in numbers are 888-390-3967 (U.S. and Canada) or 862-298-0702 (International). Please direct the operator to be connected to the Sensus Healthcare conference call. The call will be webcast live and can be accessed at the following Link, which also can be found in the Investor Relations section of the Company’s website at www.sensushealthcare.com.

Following the conclusion of the conference call, a replay will be available and can be accessed by dialing 888-539-4649 (U.S. and Canada) or 754-333-7735 (International). At the prompt, enter replay code 153994 followed by the # sign. An archived webcast of the call will also be available in the Investor Relations section of the Company’s website for a period of time.

About Sensus Healthcare

Sensus Healthcare, Inc. is a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for both oncological and non-oncological conditions. The Sculptura™ modulated robotic brachytherapy radiation oncology system provides targeted directional anisotropic radiation therapy (ART) and brachytherapy utilizing our proprietary, state-of-the-art 3D Beam Sculpting™ to treat patients undergoing cancer treatment during surgery, or at the tumor site, fast and efficiently. Sensus also offers its proprietary low-energy X-ray technology known as superficial radiation therapy (SRT), which is the culmination of more than a decade of research and development, to treat non-melanoma skin cancers and keloids with its SRT-100™, SRT-100+™ and SRT-100 Vision™ systems. With its portfolio of innovative medical device products, Sensus provides revolutionary treatment options to enhance the quality of life of patients around the world.

For more information, visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, ''forward-looking statements.'' In some cases these forward-looking statements can be identified by the use of forward-looking terminology including "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," "approximately," "potential" or, in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics and healthcare, regulatory and scientific developments, and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward looking statements contained in this press release, as a result of, among other factors: the continuation and severity of the COVID-19 pandemic, including its impact on sales and marketing; our ability to achieve and sustain profitability; market acceptance of our product lines; our ability to successfully commercialize our products; our ability to compete effectively in selling our products and services, including responding to technological change and cost containment efforts of our customers; our need and ability to obtain additional financing in the future; our ability to expand, manage and maintain our direct sales and marketing organizations; our ability to obtain and maintain intellectual property of sufficient scope to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; the willingness of healthcare providers to purchase our products if coverage, reimbursement and pricing from third party payors for procedures using our products declines; the level and availability of government and third party payor reimbursement for clinical procedures using our products; our ability to effectively manage our anticipated growth, including hiring and retaining qualified personnel; the regulatory requirements applicable to us and our competitors; our ability to manufacture our products to meet demand; our current reliance on third party manufacturers and sole- or single-source suppliers, as well as our ability to successfully transition manufacturing of our products in-house; our ability to reduce the per unit manufacturing costs; our ability to efficiently manage our manufacturing processes; the regulatory and legal risks, and certain operating risks, that our international operations subject us to; the fact that product quality issues or product defects may harm our business; the accuracy of our financial statements and accounting estimates, including allowances for accounts receivable and inventory obsolescence; any product liability claims; new legislation, administrative rules, or executive orders, including those that impact taxes and international trade regulation; concentration of our customers in the U.S. and China, including the concentration of sales to one particular customer in the U.S.; and other risks described from time to time in Sensus Healthcare's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on form 10-Q

In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this press release, they may not be predictive of results or developments in future periods. Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release. You should read carefully our "Cautionary Note Regarding Forward-Looking Information" and the factors described in the "Risk Factors" section of our periodic reports filed with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business.

Contact:

LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

(Tables to follow)

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of September 30,	As of December 31,
	2020	2019

Assets
Current Assets
Cash and cash equivalents	$16,127,085	$8,100,288
Investment in debt securities	—	7,389,407
Accounts receivable, net	1,337,768	14,011,180
Inventories	5,284,675	2,997,120
Prepaid and other current assets	1,891,184	1,505,175
Total Current Assets	24,640,712	34,003,170
Property and Equipment, Net	1,458,908	1,082,428
Intangibles, Net	369,201	337,351
Deposits	101,494	101,561
Operating Lease Right-of-Use Assets, Net	1,150,902	1,400,037
Total Assets	$27,721,217	$36,924,547
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$2,587,481	$4,779,435
Deferred revenue, current portion	1,778,881	1,191,898
Operating lease liabilities, current portion	299,644	309,524
Product warranties	95,769	187,454
Total Current Liabilities	4,761,775	6,468,311
Loan Payable	1,022,785	-
Operating lease liabilities, Net of Current Portion	889,400	1,115,529
Deferred Revenue, Net of Current Portion	632,626	1,339,285
Total Liabilities	7,306,586	8,923,125
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	—	—
Common stock, $0.01 par value – 50,000,000 authorized; 16,575,561 issued and 16,502,353 outstanding at September 30, 2020; 16,540,478 and 16,485,780 issued and outstanding at December 31, 2019.	165,755	165,404
Additional paid-in capital	43,638,253	43,314,123
Treasury stock, 73,208 and 54,698 shares at cost, at September 30, 2020 and December 31, 2019, respectively.	(309,901)	(252,570)
Accumulated deficit	(23,079,476)	(15,225,535)
Total Stockholders’ Equity	20,414,631	28,001,422
Total Liabilities and Stockholders’ Equity	$27,721,217	$36,924,547

SENSUS HEALTHCARE, INC.

CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019

Revenues	$1,620,163	$5,840,945	$4,482,557	$18,753,839
Cost of Sales	947,786	1,997,111	2,462,024	6,654,835
Gross Profit	672,377	3,843,834	2,020,533	12,099,004
Operating Expenses
Selling and marketing	1,034,170	2,124,146	3,986,985	6,649,754
General and administrative	975,876	957,184	3,209,536	2,933,985
Research and development	941,735	1,567,634	3,315,245	5,467,947
Total Operating Expenses	2,951,781	4,648,964	10,511,766	15,051,686
Loss From Operations	(2,279,404)	(805,130)	(8,491,233)	(2,952,682)
Other Income (Expense)
Gain on acquisition	588,011	-	588,011	-
Interest income	1,718	74,736	66,304	213,578
Interest expense	(2,578)	-	(17,023)	-
Other Income (Expense), net	587,151	74,736	637,292	213,578
Net Loss	(1,692,253)	(730,394)	(7,853,941)	(2,739,104)
Net Loss per share – Basic and Diluted	$(0.10)	$(0.04)	$(0.48)	$(0.17)
Weighted average number of shares used in computing net loss per share – Basic and Diluted	16,453,603	16,397,863	16,427,524	16,296,272